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                                                                   EXHIBIT 10(a)

                            FLEET BOSTON CORPORATION
              Schedule of Executive Officers Who Have Entered into
                            Certain Letter Agreements

         Terrence Murray
         Eugene M. McQuade
         H. Jay Sarles
         Anne M. Finucane
         Brian T. Moynihan
         William C. Mutterperl
         M. Anne Szostak


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[Fleet Letterhead]

August 24 1999

[                     ]






Dear [          ]:

On behalf of the Human Resources and Planning Committee, I am pleased to tell you that, in consideration of future service as an Executive Officer of Fleet Boston, and in recognition of your past years of dedicated service, Fleet Boston will provide you with an enhanced severance benefit equal to continuation of your base salary for two years (the "Severance Period") if your employment is terminated by Fleet without Cause, or by you for Good Reason (a "Covered Termination").

During the Severance Period, you will continue to be deemed an active employee for purposes of all qualified and/or non-qualified retirement and savings plans offered to similarly-situated executives, health and welfare programs, equity-based incentive plans and your existing change in control agreement (provided that, in the event of a change in control of Fleet Boston, any benefits to which you are entitled under that agreement are not duplicative with benefits provided by this letter).

[In addition, if your employment should cease due to a Covered Termination prior to your having reached age fifty-five, you will be deemed to be vested in the deferred compensation plan, allowing your account balance to be distributed according to your valid distribution election form (as opposed to an immediate lump sum payment upon termination). Further, while your funds remain in the account, they will earn the highest crediting rate as in effect for active employees.]

"Good Reason" is defined as: 1) the assignment of any duties and responsibilities inconsistent in any material respect with those customarily associated with your position (including status, office, title and reporting relationship), or any other action that results in a diminution of duties or other material adverse change in your position; 2) any failure by Fleet Boston to provide base salary, annual bonus, incentive, savings and retirement


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plans, and welfare benefit plans as are provided generally to similarly-situated executives; or 3) any requirement by the Company that your principal work location be other than Boston, Massachusetts or Providence, Rhode Island.

"Cause" is defined as fraud, intentional wrong-doing, malfeasance that is harmful to Fleet Boston or a material violation of Fleet Boston's Code of Ethics.

Please keep a copy of this letter for your records. If you have any questions, please call me.

Sincerely,

[                             ]